Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of September 30, 2020 and revenue and expenses for the three and nine months ended September 30, 2020 and 2019 and cash flows for the nine months ended September 30, 2020 and 2019. The tables further present our assets, liabilities, revenue, expenses and cash flows that are intended to be attributed to the Liberty SiriusXM Group, Liberty Braves Group (“Braves Group”) and the Liberty Formula One Group (“Formula One Group”), respectively. The reattribution, as described in note 1, is reflected in the attributed financial statements on a prospective basis from April 22, 2020. The financial information should be read in conjunction with our condensed consolidated financial statements for the nine months ended September 30, 2020 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Liberty SiriusXM Group, Braves Group and the Formula One Group, our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty SiriusXM common stock, Liberty Braves and Liberty Formula One common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Liberty SiriusXM Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2020	2019

	amounts in millions
Cash and cash equivalents	$137	493
Investments in affiliates, accounted for using the equity method	$986	644
Intangible assets not subject to amortization	$25,682	25,665
Intangible assets subject to amortization, net	$1,474	1,603
Total assets	$31,610	31,421
Deferred revenue	$1,792	1,930
Long-term debt, including current portion	$11,085	9,245
Deferred tax liabilities	$2,055	1,890
Attributed net assets	$9,354	10,678
Noncontrolling interest	$5,182	5,628

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

	amounts in millions
Revenue	$2,025	2,011	5,851	5,732
Cost of services (1)	$(895)	(880)	(2,611)	(2,510)
Other operating expenses (1)	$(64)	(78)	(196)	(206)
Selling, general and administrative expense (1)	$(363)	(363)	(1,055)	(1,050)
Operating income (loss)	$451	454	1,276	1,174
Interest expense	$(116)	(115)	(347)	(326)
Income tax (expense) benefit	$(22)	(63)	(88)	(251)
Net earnings (loss) attributable to noncontrolling interests	$68	68	210	175
Earnings (loss) attributable to Liberty stockholders	$12	140	138	368
(1)	Includes stock-based compensation expense as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

	amounts in millions
Cost of services	$11	10	32	29
Other operating expenses	11	15	31	37
Selling, general and administrative expense	39	41	110	117
	$61	66	173	183

Braves Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2020	2019

	amounts in millions
Cash and cash equivalents	$213	142
Property and equipment, net	$823	795
Investments in affiliates, accounted for using the equity method	$87	99
Intangible assets not subject to amortization	$323	323
Intangible assets subject to amortization, net	$25	34
Total assets	$1,628	1,593
Deferred revenue	$88	70
Long-term debt, including current portion	$710	554
Deferred tax liabilities	$47	61
Attributed net assets	$337	378

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

	amounts in millions
Revenue	$110	212	143	442
Selling, general and administrative expense (1)	$(17)	(26)	(39)	(77)
Operating income (loss)	$(16)	21	(93)	6
Share of earnings (losses) of affiliates, net	$(5)	4	(2)	13
Unrealized gains (losses) on intergroup interest	$(10)	2	78	(26)
Income tax (expense) benefit	$7	(7)	31	(1)
Earnings (loss) attributable to Liberty stockholders	$(31)	12	(16)	(33)
(1)	Includes stock-based compensation expense of $2 million and benefit of $12 million for the three and nine months ended September 30, 2020, respectively, and stock-based compensation expense of $4 million and $13 million for the three and nine months ended September 30, 2019, respectively.

Formula One Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2020	2019

	amounts in millions
Cash and cash equivalents	$1,586	587
Investments in affiliates, accounted for using the equity method	$33	882
Intangible assets not subject to amortization	$3,956	3,956
Intangible assets subject to amortization, net	$3,990	4,303
Total assets	$11,231	11,505
Long-term debt, including current portion	$3,715	5,677
Attributed net assets	$6,501	5,239

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019

	amounts in millions
Revenue	$597	633	660	1,499
Cost of Formula 1 revenue	$(551)	(434)	(610)	(1,023)
Selling, general and administrative expense (1)	$(43)	(51)	(127)	(148)
Operating income (loss)	$(115)	32	(403)	(12)
Interest expense	$(31)	(48)	(114)	(149)
Share of earnings (losses) of affiliates, net	$1	58	(109)	74
Realized and unrealized gains (losses) on financial instruments, net	$55	26	75	(171)
Unrealized gains (losses) on intergroup interest	$(15)	(2)	(170)	26
Income tax (expense) benefit	$8	(28)	60	26
Earnings (loss) attributable to Liberty stockholders	$(95)	41	(638)	(184)
(1)	Includes stock-based compensation of $5 million and $6 million for the three months ended September 30, 2020 and 2019, respectively, and $17 million and $21 million for the nine months ended September 30, 2020 and 2019, respectively.

BALANCE SHEET INFORMATION

September 30, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$137	213	1,586	—	1,936
Trade and other receivables, net	582	41	148	—	771
Other current assets	214	40	588	(276)	566
Total current assets	933	294	2,322	(276)	3,273
Intergroup interests (note 1)	225	—	142	(367)	—
Investments in affiliates, accounted for using the equity method (note 1)	986	87	33	—	1,106

Property and equipment, at cost	2,724	991	191	—	3,906
Accumulated depreciation	(1,435)	(168)	(67)	—	(1,670)
	1,289	823	124	—	2,236

Intangible assets not subject to amortization
Goodwill	15,820	180	3,956	—	19,956
FCC licenses	8,600	—	—	—	8,600
Other	1,262	143	—	—	1,405
	25,682	323	3,956	—	29,961
Intangible assets subject to amortization, net	1,474	25	3,990	—	5,489
Other assets	1,021	76	664	(37)	1,724
Total assets	$31,610	1,628	11,231	(680)	43,789

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$(28)	(25)	53	—	—
Accounts payable and accrued liabilities	1,156	63	184	—	1,403
Current portion of debt	1	95	—	—	96
Deferred revenue	1,792	88	362	—	2,242
Other current liabilities	350	4	20	(276)	98
Total current liabilities	3,271	225	619	(276)	3,839
Long-term debt (note 1)	11,084	615	3,715	—	15,414
Deferred income tax liabilities	2,055	47	—	(37)	2,065
Redeemable intergroup interests (note 1)	—	191	176	(367)	—
Other liabilities	664	213	214	—	1,091
Total liabilities	17,074	1,291	4,724	(680)	22,409
Equity / Attributed net assets	9,354	337	6,501	—	16,192
Noncontrolling interests in equity of subsidiaries	5,182	—	6	—	5,188
Total liabilities and equity	$31,610	1,628	11,231	(680)	43,789

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,025	—	—	2,025
Formula 1 revenue	—	—	597	597
Other revenue	—	110	—	110
Total revenue	2,025	110	597	2,732
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	602	—	—	602
Programming and content	123	—	—	123
Customer service and billing	119	—	—	119
Other	51	—	—	51
Cost of Formula 1 revenue	—	—	551	551
Subscriber acquisition costs	110	—	—	110
Other operating expenses	64	90	—	154
Selling, general and administrative	363	17	43	423
Acquisition and restructuring	—	—	—	—
Depreciation and amortization	142	19	118	279
	1,574	126	712	2,412
Operating income (loss)	451	(16)	(115)	320
Other income (expense):
Interest expense	(116)	(6)	(31)	(153)
Intergroup interest (expense) income	—	—	—	—
Share of earnings (losses) of affiliates, net	(183)	(5)	1	(187)
Realized and unrealized gains (losses) on financial instruments, net	(39)	—	55	16
Unrealized gains (losses) on intergroup interests (note 1)	25	(10)	(15)	—
Other, net	(36)	(1)	5	(32)
	(349)	(22)	15	(356)
Earnings (loss) before income taxes	102	(38)	(100)	(36)
Income tax (expense) benefit	(22)	7	8	(7)
Net earnings (loss)	80	(31)	(92)	(43)
Less net earnings (loss) attributable to the noncontrolling interests	68	—	3	71
Net earnings (loss) attributable to Liberty stockholders	$12	(31)	(95)	(114)

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$2,011	—	—	2,011
Formula 1 revenue	—	—	633	633
Other revenue	—	212	—	212
Total revenue	2,011	212	633	2,856
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	592	—	—	592
Programming and content	116	—	—	116
Customer service and billing	120	—	—	120
Other	52	—	—	52
Cost of Formula 1 revenue	—	—	434	434
Subscriber acquisition costs	101	—	—	101
Other operating expenses	78	145	—	223
Selling, general and administrative	363	26	51	440
Acquisition and restructuring	—	—	—	—
Depreciation and amortization	135	20	116	271
	1,557	191	601	2,349
Operating income (loss)	454	21	32	507
Other income (expense):
Interest expense	(115)	(6)	(48)	(169)
Share of earnings (losses) of affiliates, net	(7)	4	58	55
Realized and unrealized gains (losses) on financial instruments, net	(10)	(2)	26	14
Unrealized gains (losses) on intergroup interests (note 1)	—	2	(2)	—
Other, net	(51)	—	4	(47)
	(183)	(2)	38	(147)
Earnings (loss) before income taxes	271	19	70	360
Income tax (expense) benefit	(63)	(7)	(28)	(98)
Net earnings (loss)	208	12	42	262
Less net earnings (loss) attributable to the noncontrolling interests	68	—	1	69
Net earnings (loss) attributable to Liberty stockholders	$140	12	41	193

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$5,851	—	—	5,851
Formula 1 revenue	—	—	660	660
Other revenue	—	143	—	143
Total revenue	5,851	143	660	6,654
Operating costs and expenses, including stock-based compensation (note 2):
Cost of subscriber services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,759	—	—	1,759
Programming and content	351	—	—	351
Customer service and billing	359	—	—	359
Other	142	—	—	142
Cost of Formula 1 revenue	—	—	610	610
Subscriber acquisition costs	257	—	—	257
Other operating expenses	196	143	—	339
Selling, general and administrative	1,055	39	127	1,221
Acquisition and restructuring	24	—	—	24
Depreciation and amortization	432	54	326	812
	4,575	236	1,063	5,874
Operating income (loss)	1,276	(93)	(403)	780
Other income (expense):
Interest expense	(347)	(19)	(114)	(480)
Intergroup interest (expense) income	(7)	—	7	—
Share of earnings (losses) of affiliates, net	(331)	(2)	(109)	(442)
Realized and unrealized gains (losses) on financial instruments, net	(228)	(10)	75	(163)
Unrealized gains (losses) on intergroup interest (note 1)	92	78	(170)	—
Other, net	(19)	(1)	19	(1)
	(840)	46	(292)	(1,086)
Earnings (loss) before income taxes	436	(47)	(695)	(306)
Income tax (expense) benefit	(88)	31	60	3
Net earnings (loss)	348	(16)	(635)	(303)
Less net earnings (loss) attributable to the noncontrolling interests	210	—	3	213
Net earnings (loss) attributable to Liberty stockholders	$138	(16)	(638)	(516)

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Sirius XM Holdings revenue	$5,732	—	—	5,732
Formula 1 revenue	—	—	1,499	1,499
Other revenue	—	442	—	442
Total revenue	5,732	442	1,499	7,673
Operating costs and expenses, including stock-based compensation (note 2):
Cost of services (exclusive of depreciation shown separately below):
Revenue share and royalties	1,684	—	—	1,684
Programming and content	338	—	—	338
Customer service and billing	352	—	—	352
Other	136	—	—	136
Cost of Formula 1 revenue	—	—	1,023	1,023
Subscriber acquisition costs	313	—	—	313
Other operating expenses	206	305	—	511
Selling, general and administrative	1,050	77	148	1,275
Acquisition and restructuring	83	—	—	83
Depreciation and amortization	396	54	340	790
	4,558	436	1,511	6,505
Operating income (loss)	1,174	6	(12)	1,168
Other income (expense):
Interest expense	(326)	(20)	(149)	(495)
Share of earnings (losses) of affiliates, net	(18)	13	74	69
Realized and unrealized gains (losses) on financial instruments, net	6	(6)	(171)	(171)
Unrealized gains (losses) on intergroup interests (note 1)	—	(26)	26	—
Other, net	(42)	1	23	(18)
	(380)	(38)	(197)	(615)
Earnings (loss) before income taxes	794	(32)	(209)	553
Income tax (expense) benefit	(251)	(1)	26	(226)
Net earnings (loss)	543	(33)	(183)	327
Less net earnings (loss) attributable to the noncontrolling interests	175	—	1	176
Net earnings (loss) attributable to Liberty stockholders	$368	(33)	(184)	151

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2020

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$348	(16)	(635)	(303)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	432	54	326	812
Stock-based compensation	173	(10)	17	180
Share of (earnings) loss of affiliates, net	331	2	109	442
Unrealized (gains) losses on intergroup interests, net	(92)	(78)	170	—
Realized and unrealized (gains) losses on financial instruments, net	228	10	(75)	163
Deferred income tax expense (benefit)	33	(15)	(61)	(43)
Intergroup tax allocation	4	(16)	12	—
Other charges (credits), net	73	10	2	85
Changes in operating assets and liabilities
Current and other assets	150	(16)	(282)	(148)
Payables and other liabilities	(301)	19	150	(132)
Net cash provided (used) by operating activities	1,379	(56)	(267)	1,056
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(91)	—	(3)	(94)
Return of investment in equity method affiliates	—	—	105	105
Cash proceeds from sale of investments	—	—	13	13
Cash (paid) received for acquisitions, net of cash acquired	(28)	—	—	(28)
Capital expended for property and equipment, including internal-use software and website development	(230)	(69)	(17)	(316)
Other investing activities, net	10	4	(3)	11
Net cash provided (used) by investing activities	(339)	(65)	95	(309)
Cash flows from financing activities:
Borrowings of debt	2,300	216	522	3,038
Repayments of debt	(1,922)	(62)	(611)	(2,595)
Intergroup Loan (repayment) borrowing	(750)	—	750	—
Liberty SiriusXM stock repurchases	(135)	—	(69)	(204)
Subsidiary shares repurchased by subsidiary	(870)	—	—	(870)
Reattribution between Liberty SiriusXM Group and Liberty Formula One Group	(608)	—	608	—
Proceeds from Liberty SiriusXM common stock rights offering	754	—	—	754
Cash dividends paid by subsidiary	(49)	—	—	(49)
Taxes paid in lieu of shares issued for stock-based compensation	(84)	—	(2)	(86)
Other financing activities, net	(35)	(5)	(26)	(66)
Net cash provided (used) by financing activities	(1,399)	149	1,172	(78)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(1)	(1)
Net increase (decrease) in cash, cash equivalents and restricted cash	(359)	28	999	668
Cash, cash equivalents and restricted cash at beginning of period	507	212	587	1,306
Cash, cash equivalents and restricted cash at end of period	$148	240	1,586	1,974

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2019

(unaudited)

	Attributed (note 1)
	Liberty
	SiriusXM	Braves	Formula One	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$543	(33)	(183)	327
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	396	54	340	790
Stock-based compensation	204	13	21	238
Share of (earnings) loss of affiliates, net	18	(13)	(74)	(69)
Unrealized (gains) losses on intergroup interests, net	—	26	(26)	—
Realized and unrealized (gains) losses on financial instruments, net	(6)	6	171	171
Deferred income tax expense (benefit)	232	7	(43)	196
Intergroup tax allocation	1	(6)	5	—
Intergroup tax (payments) receipts	(2)	22	(20)	—
Other charges (credits), net	63	9	(4)	68
Changes in operating assets and liabilities
Current and other assets	14	(37)	(38)	(61)
Payables and other liabilities	(26)	9	127	110
Net cash provided (used) by operating activities	1,437	57	276	1,770
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(14)	(4)	(7)	(25)
Cash proceeds from sale of investments	373	—	16	389
Cash (paid) received for acquisitions, net of cash acquired	313	—	—	313
Capital expended for property and equipment, including internal-use software and website development	(239)	(72)	(27)	(338)
Sales of short term investments and other marketable securities	73	—	—	73
Other investing activities, net	2	—	(4)	(2)
Net cash provided (used) by investing activities	508	(76)	(22)	410
Cash flows from financing activities:
Borrowings of debt	4,943	75	—	5,018
Repayments of debt	(4,311)	(29)	(5)	(4,345)
Liberty SiriusXM stock repurchases	(374)	—	—	(374)
Subsidiary shares repurchased by subsidiary	(1,959)	—	—	(1,959)
Cash dividends paid by subsidiary	(52)	—	—	(52)
Taxes paid in lieu of shares issued for stock-based compensation	(109)	(1)	9	(101)
Other financing activities, net	(41)	(6)	6	(41)
Net cash provided (used) by financing activities	(1,903)	39	10	(1,854)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	—	—	(5)	(5)
Net increase (decrease) in cash, cash equivalents and restricted cash	42	20	259	321
Cash, cash equivalents and restricted cash at beginning of period	102	190	160	452
Cash, cash equivalents and restricted cash at end of period	$144	210	419	773

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole. While the Liberty SiriusXM Group, Liberty Braves Group (the “Braves Group”) and Formula One Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Therefore, the Liberty SiriusXM Group, Braves Group and Formula One Group do not represent separate legal entities, but rather represent those businesses, assets and liabilities that have been attributed to each respective group. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a company, such as Sirius XM Holdings Inc. (“Sirius XM Holdings”), Live Nation Entertainment, Inc. (“Live Nation”), Formula 1 or Braves Holdings, in which Liberty holds an interest and that is attributed to a Liberty tracking stock group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

On April 22, 2020, the Company’s board of directors approved the immediate reattribution of certain assets and liabilities between the Formula One Group and the Liberty SiriusXM Group (collectively, the “reattribution”).

The assets reattributed from the Formula One Group to the Liberty SiriusXM Group, valued at $2.8 billion, consisted of:

●	Liberty’s entire Live Nation stake, consisting of approximately 69.6 million shares of Live Nation common stock;
●	a newly-created Formula One Group intergroup interest, consisting of approximately 5.3 million notional shares of Liberty Formula One common stock, to cover exposure under Liberty’s 1.375% cash convertible senior notes due 2023 (the “Convertible Notes”);
●	the bond hedge and warrants associated with the Convertible Notes;
●	the entire Liberty SiriusXM Group intergroup interest, consisting of approximately 1.9 million notional shares of Liberty SiriusXM common stock, thereby eliminating the Liberty SiriusXM Group intergroup interest; and
●	a portion, consisting of approximately 2.3 million notional shares of Liberty Braves common stock, of the Formula One Group’s intergroup interest in the Braves Group, to cover exposure under the Convertible Notes.

The reattributed liabilities, valued at $1.3 billion, consisted of:

●	the Convertible Notes;
●	Liberty’s 2.25% exchangeable senior debentures due 2048; and
●	Liberty’s margin loan secured by shares of Live Nation (“Live Nation Margin Loan”).

Similarly, $1.5 billion of net asset value has been reattributed from the Liberty SiriusXM Group to the Formula   One Group, comprised of:

●	a call spread between the Formula One Group and the Liberty SiriusXM Group with respect to 34.8 million of the Live Nation shares that were reattributed to the Liberty SiriusXM Group; and
●	a net cash payment of $1.4 billion from the Liberty SiriusXM Group to the Formula One Group, which was funded by a combination of (x) cash on hand, (y) an additional $400 million drawn from the Company’s existing margin loan secured by shares of common stock of Sirius XM Holdings, resulting in an aggregate outstanding balance of $750 million, and (z) the creation of an intergroup loan obligation from the Liberty SiriusXM Group to the Formula One Group in the principal amount of $750 million, plus interest thereon, which was repaid with the proceeds from the rights offering described below (the “Intergroup Loan”).

Notes to Attributed Financial Information (Continued)

(unaudited)

The reattribution is reflected in the Company’s financial statements on a prospective basis.

The Liberty SiriusXM Group is comprised of Liberty’s interests in Sirius XM Holdings and Live Nation, corporate cash, Liberty’s 1.375% Cash Convertible Notes due 2023 and related financial instruments, Liberty’s 2.125% Exchangeable Senior Debentures due 2048, Liberty’s 2.25% Exchangeable Senior Debentures due 2048, Liberty’s 2.75% Exchangeable Senior Debentures due 2049 and margin loan obligations incurred by wholly-owned special purpose subsidiaries of Liberty. The Liberty SiriusXM Group holds intergroup interests in the Formula One Group and the Braves Group as of September 30, 2020. As of September 30, 2020, the Liberty SiriusXM Group has cash and cash equivalents of approximately $137 million, which includes $33 million of subsidiary cash.

The Braves Group is comprised of our consolidated subsidiary, Braves Holdings, LLC (“Braves Holdings”), which indirectly owns the Atlanta Braves Major League Baseball Club (“ANLBC”) and certain assets and liabilities associated with ANLBC’s stadium and mixed use development project and cash. As of September 30, 2020, the Braves Group has cash and cash equivalents of approximately $213 million, which includes $136 million of subsidiary cash.

The Formula One Group is comprised of all of the businesses, assets and liabilities of Liberty other than those specifically attributed to the Liberty SiriusXM Group or the Braves Group, including Liberty’s interest in Formula 1, a minority equity investment in AT&T Inc., cash, an intergroup interest in the Braves Group, Liberty’s 1% Cash Convertible Notes due 2023 and Liberty’s 2.25% Exchangeable Senior Debentures due 2046. As of September 30, 2020, the Formula One Group has cash and cash equivalents of approximately $1,586 million, which includes $139 million of cash held by Formula 1.

The number of notional shares representing the intergroup interest in the Braves Group held by the Formula One Group is 6,792,903, representing an 11.3% intergroup interest at September 30, 2020. The number of notional shares representing the intergroup interest in the Braves Group held by the Liberty SiriusXM Group is 2,292,037, representing a 3.8% intergroup interest at September 30, 2020. The number of notional shares representing the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group is 5,271,475, representing a 2.2% intergroup interest at September 30, 2020. The intergroup interests represent quasi-equity interests which are not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group have attributed interests in the Braves Group, which are generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also has an attributed interest in the Formula One Group, which is generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests are marked to fair value. The changes in fair value are recorded in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed condensed consolidated statements of operations.

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group are reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests are reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to the Liberty SiriusXM Group is reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest is reflected in the Redeemable intergroup interests line item in the unaudited attributed condensed consolidated balance sheets. Both accounts are presented as noncurrent, as there are currently no plans for the settlement of the intergroup interests. Appropriate eliminating entries are recorded in the Company’s condensed consolidated financial statements.

As the notional shares underlying the intergroup interests are not represented by outstanding shares of common stock, such shares have not been officially designated Series A, B or C Liberty Braves common stock and Series A, B or C Liberty Formula One common stock, respectively. However, Liberty has assumed that the notional shares (if and when issued) related to the Formula One Group interest in the Braves Group would be comprised of Series C Liberty Braves common stock in order to not dilute voting percentages and the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Braves Group would be comprised of Series A Liberty Braves common stock since Series A Liberty Braves common stock underlie the 1.375% convertible bonds. Therefore, the market prices of Series C Liberty Braves and Series A Liberty Braves

Notes to Attributed Financial Information (Continued)

(unaudited)

common stock are used for the quarterly mark-to-market adjustment for the intergroup interests held by Formula One Group and Liberty SiriusXM Group, respectively, through the unaudited attributed condensed consolidated statements of operations. Liberty has assumed that the notional shares (if and when issued) related to the Liberty SiriusXM Group interest in the Formula One Group would be comprised of Series A Liberty Formula One common stock since Series A Formula One common stock underlie the 1.375% convertible bonds.  Therefore, the market price of Series A Liberty Formula One common stock is used for the quarterly mark-to-market adjustment through the unaudited attributed condensed consolidated statements of operations.

The intergroup interests will remain outstanding until the redemption of the outstanding interests, at the discretion of the Company’s Board of Directors, through transfer of securities, cash and/or other assets from the Braves Group or Formula One Group, respectively, to the respective tracking stock group.

On April 22, 2020, the Company’s board of directors authorized management of the Company to cause subscription rights (the “Series C Liberty SiriusXM Rights”) to purchase shares of Series C Liberty SiriusXM common stock, par value $0.01 per share (“LSXMK”), in a rights offering (the “LSXMK rights offering”) to be distributed to holders of Series A Liberty SiriusXM common stock, par value $0.01 per share, Series B Liberty SiriusXM common stock, par value $0.01 per share, and LSXMK. In the LSXMK rights offering, Liberty distributed 0.0939 of a Series C Liberty SiriusXM Right for each share of Series A, Series B or Series C Liberty SiriusXM common stock held as of 5:00 p.m., New York City time, on May 13, 2020. Fractional Series C Liberty SiriusXM Rights were rounded up to the nearest whole right. Each whole Series C Liberty SiriusXM Right entitled the holder to purchase, pursuant to the basic subscription privilege, one share of LSXMK at a subscription price of $25.47, which was equal to an approximate 20% discount to the volume weighted average trading price of LSXMK for the 3-day trading period ending on and including May 8, 2020. Each Series C Liberty SiriusXM Right also entitled the holder to subscribe for additional shares of LSXMK that were unsubscribed for in the LSXMK rights offering pursuant to an oversubscription privilege. The LSXMK rights offering commenced on May 18, 2020, which was also the ex-dividend date for the distribution of the Series C Liberty SiriusXM Rights. The LSXMK rights offering expired at 5:00 p.m. New York City time, on June 5, 2020 and was fully subscribed with 29,594,089 shares of LSXMK issued to those rightsholders exercising basic and, if applicable, oversubscription privileges. The proceeds from the LSXMK rights offering, which aggregated approximately $754 million, were used to repay the outstanding balance on the Intergroup Loan and accrued interest.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 7 and 9, respectively, of the accompanying condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Liberty SiriusXM Group, Braves Group and the Formula One Group based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Following the Recapitalization, stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balance at September 30, 2020 and December 31, 2019 is primarily a result of timing of tax benefits.
(4)	The Liberty SiriusXM common stock, Liberty Braves common stock and Liberty Formula One common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In

Notes to Attributed Financial Information (Continued)

(unaudited)

general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty SiriusXM common stock, only Series A and Series B Liberty Braves common stock, or only Series A and Series B Liberty Formula One common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another other group.